Rand Logistics, Inc.

RAND LOGISTICS REPORTS SECOND QUARTER FISCAL YEAR 2014 FINANCIAL RESULTS

Operating Income plus Depreciation and Amortization increased by 6.0% to $15.6 million;

Vessel Operating Expense per Sailing Day Declined 8.9% and Tonnage Hauled Increased by 9.0%

New York, NY – November 6, 2013 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced its financial results for its fiscal year 2014 second quarter ended September 30, 2013.

Quarter Ended September 30, 2013
Versus Quarter Ended September 30, 2012 Financial Results

•
Marine freight revenue (excluding fuel and other surcharges) increased by 10.0% to $43.0 million from $39.0 million.  Excluding the impact of currency, marine freight revenue increased 12.7%.  This increase was primarily attributable to contractual price increases and 101 additional Sailing Days.  In addition, certain customer contract renewals included a reset of the base fuel price to reflect prevailing market conditions for fuel, resulting in an increase in marine freight revenue and an equivalent reduction in fuel surcharges.

•	Marine freight revenue per Sailing Day increased by 1.4% to $33,402 from $32,945. This increase was somewhat offset by a weaker Canadian dollar and a shift in commodity mix.
•
Total revenue was flat at $50.5 million.  Reduced fuel surcharges, the effect of the weaker Canadian dollar and a mix shift from iron ore and coal to lower revenue generating commodities was offset by increased tonnage carried and increased prices.  A 9.0% increase in tons hauled and an 8.5% increase in Sailing Days helped to mitigate the impact of the mix shift.

•
Vessel operating expenses decreased by 1.2% to $31.6 million from $32.0 million.  This decrease was primarily attributable to reduced fuel pricing and a reduction in vessel incident costs, partially offset by a greater number of Sailing Days.  Due in part to improved cost control, vessel operating expenses per Sailing Day declined by 8.9%, or $2,413 per day, to $24,579 from $26,992.

•
Operating income plus depreciation and amortization increased by 6.0% to $15.6 million from $14.7 million.  The weaker Canadian dollar negatively impacted operating income plus depreciation and amortization by $0.4 million.

Six Months Ended September 30, 2013
Versus Six Months Ended September 30, 2012 Financial Results

•
Marine freight revenue (excluding fuel and other surcharges) increased by 9.5% to $82.6 million from $75.4 million.  Excluding the impact of currency, marine freight revenue increased 11.3%.   Total Sailing Days in the six month period were 2,548 compared to 2,359 in the prior year and a theoretical maximum of 2,745.

•	Marine freight revenue per Sailing Day increased by 1.4%, to $32,402 compared to $31,949 per Sailing Day.
•
Total revenue declined by 1.2% to $98.9 million from $100.2 million.  Reduced fuel surcharges, the effect of the weaker Canadian dollar and a mix shift from iron ore and coal to lower revenue generating commodities were partially offset by increased tonnage carried and increased prices.  An 8.2% increase in tons hauled and an 8.0% increase in Sailing Days helped to mitigate the impact of the mix shift.

•
Vessel operating expenses decreased by 1.3% to $64.3 million from $65.1 million.  This decrease was primarily attributable to reduced fuel pricing and a reduction in vessel incident costs, partially offset by a greater number of Sailing Days.  Due in part to improved cost control, vessel operating expenses per Sailing Day declined by 8.6%, or $2,383 per day, to $25,232 from $27,615.

•	Operating income plus depreciation and amortization increased by 2.1% to $27.6 million from $27.0 million.

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Management Comments

Scott Bravener, President of Lower Lakes, commented, “We are pleased with the operating performance of all of our vessels, including the five vessels that we acquired in 2011, which are now fully integrated into our fleet.  Despite the challenging economic environment, vessel operating expenses per day declined by 8.6% for the six months ended September 2013 compared to last year’s comparable period.  As a result, we achieved a vessel margin per day of $14,631 and $13,232 for the three month and six month periods ended September 30, 2013, respectively.  Delays due to inclement weather, dock delays and traffic thus far in the 2013 sailing season have been consistent with our long-term historical experience.  The investments that we made over the last two years are yielding a reduction in downtime due to incidents and mechanical delays.”

Bravener continued, “While the economic climate remains challenging, we are having success leveraging the benefits of our network to capture market share.  In addition to contracts already signed, we are confident that we will capture additional meaningful new business prior to the start of the 2014 sailing season that will result in our being able to rebalance our commodity mix to a level more consistent with prior years.  The rebalancing of our commodity mix will be accretive to our profitability.”

Laurence Levy, Executive Chairman of Rand, added, “While the 2013 sailing season has been challenging due to a less than optimal commodity mix and inefficient trade patterns, since the middle of September we have been experiencing improved customer demand and visibility.  This trend has continued into the current quarter and we believe will continue throughout the remainder of the 2013 sailing season.  As a result, we are projecting that we will operate a significant portion of our fleet into late December.  The improvement in demand has enabled us to improve the efficiency of our customer network as compared to the first half of the 2013 sailing season.”

Conference Call
Management will host a conference call to discuss the results at 8:30 a.m. EST on Thursday, November 7, 2013. Interested parties may participate in the conference call by dialing 888-438-5525 (719-325-2455 for international callers), and using Conference ID# 2965719.  The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.

A replay of the conference call will be available at www.randlogisticsinc.com/presentations.html and will be archived for 12 months.  A replay will also be available until February 7, 2014 by dialing 877-870-5176 (858-384-5517 for international callers), and using Conference ID# 2965719.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

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For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2013.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Executive Chairman Edward Levy, President (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Cameron Associates Alison Ziegler and Kevin McGrath (212) 554-5469 alison@cameronassoc.com
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Rand Logistics Second Quarter Fiscal 2014 Financial Results
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RAND LOGISTICS, INC.
Consolidated Statements of Operations (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	Three months ended		Six months ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUE
Freight and related revenue	$42,955	$39,040	$82,560	$75,367
Fuel and other surcharges	7,586	11,107	16,382	23,582
Outside voyage charter revenue	-	424	-	1,234
TOTAL REVENUE	50,541	50,571	98,942	100,183

EXPENSES
Outside voyage charter fees	-	423	-	1,245
Vessel operating expenses	31,608	31,986	64,291	65,143
Repairs and maintenance	118	270	935	657
General and administrative	3,195	3,175	6,076	6,145
Depreciation	4,275	3,623	8,580	7,111
Amortization of drydock costs	829	873	1,667	1,752
Amortization of intangibles	319	328	641	654
(Gain) loss on foreign exchange	(3)	(18)	60	(14)
	40,341	40,660	82,250	82,693
OPERATING INCOME	10,200	9,911	16,692	17,490

OTHER (INCOME) AND EXPENSES
Interest expense	2,345	2,236	4,734	4,940
Interest income	(1)	(2)	(3)	(6)
Gain on interest rate swap contracts	-	(272)	-	(542)
Loss on extinguishment of debt	-	3,339	-	3,339
	2,344	5,301	4,731	7,731

INCOME BEFORE INCOME TAXES	7,856	4,610	11,961	9,759
PROVISION FOR INCOME TAXES
Current	-	-	-	-
Deferred	6,641	1,728	8,168	3,782
	6,641	1,728	8,168	3,782
NET INCOME BEFORE PREFERRED STOCK DIVIDENDS	1,215	2,882	3,793	5,977
PREFERRED STOCK DIVIDENDS	879	782	1,733	1,540
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS	$336	$2,100	$2,060	$4,437

Net income per share basic and diluted	$0.02	$0.12	$0.12	$0.25
Weighted average shares basic and diluted	17,919,524	17,724,389	17,897,856	17,722,242

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Rand Logistics Second Quarter Fiscal 2014 Financial Results
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RAND LOGISTICS, INC.
Consolidated Balance Sheets (Unaudited)
(U.S. Dollars 000’s except for Shares and Per Share data)

	September 30, 2013	March 31, 2013

ASSETS
CURRENT
Cash and cash equivalents	$3,040	$848
Accounts receivable, net	18,728	5,486
Income tax receivable	113	113
Loan to employee	250	250
Prepaid expenses and other current assets	8,351	7,842
Deferred income taxes	262	262
Total current assets	30,744	14,801

PROPERTY AND EQUIPMENT, NET	210,228	219,084
OTHER ASSETS	913	1,050
DEFERRED INCOME TAXES	-	2,203
DEFERRED DRYDOCK COSTS, NET	10,476	10,895
INTANGIBLE ASSETS, NET	11,596	12,612
GOODWILL	10,193	10,193

Total assets	$274,150	$270,838
LIABILITIES
CURRENT
Bank indebtedness	$11,809	$5,997
Accounts payable	14,761	21,697
Accrued liabilities	20,988	21,316
Deferred income taxes	-	173
Current portion of deferred payment liability	431	431
Current portion of long-term debt	3,612	3,630
Total current liabilities	51,601	53,244
LONG-TERM PORTION OF DEFERRED PAYMENT LIABILITY	1,404	1,631
LONG-TERM DEBT	137,257	139,760
OTHER LIABILITIES	253	253
DEFERRED INCOME TAXES	9,511	3,532

Total liabilities	200,026	198,420

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock, $.0001 par value,	14,900	14,900
Authorized 1,000,000 shares, Issued and outstanding 300,000 shares
Common stock, $.0001 par value,	1	1
Authorized 50,000,000 shares, Issuable and outstanding 17,925,129 shares
Additional paid-in capital	89,431	89,077
Accumulated deficit	(30,281)	(32,341)
Accumulated other comprehensive income	73	781

Total stockholders’ equity	74,124	72,418

Total liabilities and stockholders’ equity	$274,150	$270,838

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